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                                   EXHIBIT 11

                               EARNINGS PER SHARE

                        CORN PRODUCTS INTERNATIONAL, INC.
                            COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK



(IN MILLIONS EXCEPT PER SHARE DATA)              THREE MONTHS ENDED   SIX MONTHS ENDED
                                                    JUNE 30, 2002       JUNE 30, 2002
                                                 ------------------   ----------------
Average shares outstanding - Basic                      35.6                35.5

Effect of dilutive securities:
    Stock options                                        0.2                 0.2
                                                 ------------------   ----------------
Average shares outstanding - Assuming dilution          35.8                35.7
                                                 ==================   ================

Net income                                             $18.6               $29.9

Earnings per share
    Basic                                              $0.52               $0.83
    Dilutive                                           $0.52               $0.83
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